UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2012

eBay Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24821

Delaware	77-0430924
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2145 Hamilton Avenue, San Jose, California
(Address of principal executive offices, including zip code)

408-376-7400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 1, 2012, eBay Inc. ("eBay" or the "Company") appointed Brian J. Doerger as its Vice President, Chief Accounting Officer. Mr. Doerger will serve as eBay's principal accounting officer. Phillip DePaul, who was most recently serving in this position, has assumed new responsibilities within the Company.

Prior to joining eBay, Mr. Doerger, age 39, most recently served as Executive Vice President, Corporate Finance and Controller of NBCUniversal Media, LLC, a joint venture between General Electric Company ("GE") and Comcast Corporation ("Comcast"), in 2011. From 2005 to 2011, he served as Executive Vice President, Corporate Finance and Controller of NBC Universal, Inc. until its acquisition by Comcast. Prior to serving in those positions, Mr. Doerger held other management and accounting roles at GE from 2002 to 2005.

Mr. Doerger worked at KPMG LLP from 1994 to 2000. Mr. Doerger is licensed as a certified public accountant and has a degree in accounting from Miami University.

Mr. Doerger's offer letter provides that he will receive an annual salary of $350,000 and that eBay will recommend to its Board of Directors that he be granted an option to purchase 14,000 shares of eBay common stock and an award of 18,500 restricted stock units. The stock option will vest with respect to 25% of the shares one year after the date of his commencement of employment, and with respect to 1/48th of the shares monthly thereafter. The award of restricted stock units will vest with respect to 25% of the award on each of the first four anniversaries of the date of grant.

Mr. Doerger will also be eligible to receive a one-time payment of $500,000 to assist with his purchase of a home in the San Jose, California area and relocation assistance associated with his move from Ridgefield, Connecticut to the San Jose area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

Date: May 01, 2012	By:	/s/ Michael R. Jacobson
Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary